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                            EXHIBIT 21.1
                      SUBSIDIARIES OF REGISTRANT


Family Safety Products, Inc., a Georgia corporation
Boss Manufacturing Holdings, Inc., a Delaware corporation
Boss Manufacturing Company, a Delaware corporation
Boss Balloon Company, an Illinois corporation
Boss Manufacturing Marketing, Inc., a Delaware corporation
Boss Manufacturing Real Estate, Inc., a Delaware corporation Boss Manufacturing Real Estate II, Inc., a Delaware corporation Boss de Mexico, S.A., a foreign corporation
Boss Canada, Inc., a foreign corporation

Promotional Marketing, Inc., a Georgia corporation